EXHIBIT 5.1

CARL N. DUNCAN, ESQ., LLC

ATTORNEY AT LAW

cduncan@cnduncanlaw.com

eFax Number: (301) 576-5193

5718 Tanglewood Drive	(301) 263-0200
Bethesda, Maryland 20817	Fax (301) 263-0300

August 17, 2007

Millennium Group Worldwide Incorporated

2825 N. 10th Street

St. Augustine, Florida 32084.

Re:

Millennium Group Worldwide Incorporated Registration Statement on Form S-1 Relating to the

Offer and Sale of $75,000,000 of Shares of Common Stock

Ladies and Gentlemen:

This firm has acted as securities counsel for Millennium Group Worldwide Incorporated (the “Company”), a Florida corporation, generally since March 2002 and specifically in connection with the registration under the Securities Act of 1933, as amended, of up to $75,000,000 of shares of common stock of beneficial interest, par value $.01 per share (the “Shares”), in the Company.  Such Shares are as described in the Registration Statement filed on the date hereof on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (together with all amendments thereto) (the “Registration Statement”), proposed to be sold by the Company pursuant to the referenced Registration Statement.

You have requested my opinion regarding the legality of the Shares registered pursuant to the Registration Statement.  I have examined originals or copies, certified to my satisfaction, of such records, agreements and other instruments of the Company, certificates or public officials, certificates of the officers or other representatives of the Company, and other documents, as deemed necessary as a basis for the opinions hereinafter set forth.  As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon written factual representations of officers and directors, including (but not limited to) statements contained in the Registration Statement.

My opinions, insofar as they address issues of Florida law, are based solely upon my review of (i) the records of the Company; (ii) the Florida General Business Law; and (iii) a certified copy of the Company’s May 25, 2002 Articles of Incorporation. I do not express any opinion herein concerning any law other than the laws of Florida and the United States.

I have assumed the genuineness of all signatures on documents reviewed by or presented to me, the legal capacity of natural persons, the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted to me as copies.

Based upon and subject to the foregoing as well as the assumptions, conditions and limitations set forth herein, I am of the opinion that the Common Shares have been duly authorized and, when the Common Shares are issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I am of the opinion that:

1.

The Company is a duly organized, validly existing corporation under the laws of the State of Florida.

2.

The Shares of the Company to be offered pursuant to the Prospectus forming a part of the Registration Statement are validly authorized and, when sold,  will be validly issued, fully paid and non-assessable under the law of Florida

I hereby consent to the reference to this firm in the “Legal Matters” section of the Prospectus and to the inclusion of this opinion as an Exhibit to the Registration Statement.

CARL N. DUNCAN, ESQ. LLC

By: /s/ Carl N. Duncan

Carl N. Duncan, Managing Member